EXHIBIT 99.1

2006 DIRECTOR COMPENSATION SCHEDULE

Effective January 1, 2006, Directors of Susquehanna Bancshares, Inc. shall be compensated in keeping with the following schedule:

Annual Retainer – Board Member	$17,000

Annual Retainer – Chairman – Audit Committee	5,000

Annual Retainer – Chairman – Compensation Committee	3,500

Annual Retainer – Chairman – Nominating and Corporate Governance Committee	3,500

Board Meeting	1,000

Committee Meeting on Board Meeting Day	1,000

Committee Meeting on Non-Board Meeting Day	1,200

Telephonic* Board/Committee Meeting	No Fee

*	Refers to short, single item agenda telephonic meetings. Multi-agenda telephonic meetings are deemed full Board meetings for Director compensation purposes.